CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Portfolio of Investments

October 31, 2014

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Portfolio of Investments

October 31, 2014

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1

Portfolio of Investments	2

Notes to Portfolio of Investments	3

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

Report of Independent Registered Public Accounting Firm

The Partners

CBRE Clarion Global Listed Infrastructure Fund, LP:

We have audited the accompanying portfolio of investments of CBRE Clarion Global Listed Infrastructure Fund, LP (the “Partnership”), as of October 31, 2014. The portfolio of investments is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the portfolio of investments based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the portfolio of investments is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the portfolio of investments. Our procedures included confirmation of securities owned as of October 31, 2014, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall portfolio of investments presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the portfolio of investments referred to above presents fairly, in all material respects, the investments of the Partnership as of October 31, 2014, in conformity with U.S. generally accepted accounting principles.

Philadelphia, Pennsylvania

November 24, 2014

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.

CBRE Clarion Global Listed Infrastructure Fund, LP

Portfolio of Investments

October 31, 2014

Shares		Value ($)
	Infrastructure Securities - 98.4%
	Common Stock - 81.4%
	Australia - 7.7%
111,300	Aurizon Holdings Ltd.	457,857
140,100	AusNet Services	169,328
77,354	Transurban Group	552,793

		1,179,978

	Canada - 1.6%
4,800	TransCanada Corp.	236,498

	France - 8.1%
8,420	SES S.A. FDR A	290,637
13,550	Suez Environnement S.A.	227,998
12,570	Vinci S.A.	716,184

		1,234,819

	Hong Kong - 5.1%
379,100	Beijing Capital International Airport Co. Ltd.	278,146
19,100	Beijing Enterprises Holdings Ltd.	155,899
54,900	China Resources Gas Group Ltd.	156,803
139,400	COSCO Pacific Limited	183,345

		774,193

	Italy - 5.7%
11,300	Atlantia S.p.A.	266,166
65,300	Enel S.p.A.	332,985
48,350	Snam Rete Gas S.p.A.	261,090

		860,241

	Japan - 5.7%
4,900	Central Japan Railway Co.	721,417
12,900	Chubu Electric Power Co. Inc. (a)	152,066

		873,483

	Spain - 5.3%
6,000	Enagas S.A.	201,091
18,470	Ferrovial S.A.	376,737
2,640	Red Electrica Corp. S.A.	230,345

		808,173

	Switzerland - 1.8%
435	Flughafen Zuerich AG	276,833

	United Kingdom - 3.7%
59,750	Centrica PLC	289,163
18,790	National Grid PLC	278,366

		567,529

Shares		Value ($)
	Common Stock continued
	United States - 36.7%
5,965	Abengoa Yield PLC (a)	193,862
2,060	American Water Works Co.	109,942
11,100	Crown Castle International Corp.	867,132
17,150	CSX Corporation	611,054
4,942	Dominion Resources Inc. (Virginia)	352,365
2,100	DTE Energy Co.	172,536
4,250	Edison International	265,965
4,900	FirstEnergy Corp.	182,966
4,020	Nextera Energy Inc.	402,884
5,110	NiSource Inc.	214,927
6,250	Northeast Utilities	308,437
7,934	Pattern Energy Group Inc.	228,341
5,300	PPL Corp.	185,447
2,060	SBA Communications Corp. (a)	231,400
3,900	Semgroup Corp.	299,325
2,150	Sempra Energy	236,500
1,120	Targa Resources Corp.	144,066
5,000	Union Pacific Corp.	582,250

		5,589,399

	Total Common Stock (cost $11,274,036)	12,401,146

	Master Limited Partnerships (“MLPs”) - 17.0%
	United States - 17.0%
15,610	Cone Midstream Partners LP (a)	472,359
5,200	Energy Transfer Equity L.P.	303,472
10,000	EnLink Midstream Partners LP	300,000
1,573	EQT Midstream Partners, L.P.	139,336
4,000	NextEra Energy Partners LP	146,240
4,350	Plains All American Pipeline, L.P.	245,122
6,595	Shell Midstream Partners LP (a)	222,186
5,825	Summit Midstream Partners LP	273,717
7,706	Sunoco Logistics Partners L.P.	367,807
5,266	VTTI Energy Partners LP	127,701

	Total MLPs (cost $2,242,049)	2,597,940

	Total Infrastructure Securities (cost $13,516,085)	14,999,086

	Other Assets in Excess of Liabilities - 1.6%	240,327

	Total Partners’ Capital - 100.0%	15,239,413

(a)	Non-income producing security

See accompanying notes to portfolio of investments.

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Notes to Portfolio of Investments

(1)	Organization

CBRE Clarion Global Listed Infrastructure Fund, LP (the Partnership) is a Delaware limited partnership. The Partnership commenced operations on March 1, 2012 and is governed by a Limited Partnership Agreement (the Agreement) dated March 2012 (subsequently amended and restated effective April 1, 2013). The Partnership’s investment objective is to provide total return, consisting of capital appreciation and current income, by investing in a diversified set of infrastructure companies listed around the world.

The Partnership is managed by CBRE Clarion Securities LLC (Clarion or the General Partner) a registered investment adviser under the U.S. Investment Advisers Act of 1940. The General Partner is responsible for the management of the Partnership’s investment portfolio, administration and business affairs. The General Partner is the listed equity management arm of CBRE Global Investors, an independently operated affiliate of CBRE Group, Inc.

As of October 31, 2014, all of the Limited Partner interests in the Partnership are owned by affiliates, including CBRE Global Investors.

(2)	Significant Accounting Policies

The following accounting policies are in accordance with U.S. generally accepted accounting principles (GAAP) for investment companies and are consistently followed by the Partnership.

(a)	Use of Estimates

The portfolio of investments was prepared in conformity with GAAP and required management to make estimates and assumptions that affect the amounts reported in the portfolio of investments and accompanying notes. Actual results could differ from those estimates.

(b)	Securities Valuation

Investments in securities which are traded on a securities exchange are valued at the last reported sales price, on the day of valuation, or, if no sales occurred on the valuation date, at the mean of the bid and asked prices on such date. The resulting change in unrealized appreciation or depreciation is reflected in the statement of operations. In the absence of readily ascertainable market prices or in the absence of a formal exchange, securities are valued at fair value by the General Partner. At October 31, 2014, no security values were determined by the General Partner.

In accordance with the authoritative guidance on fair value measurements and disclosure under ASC 820, the Partnership discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure the fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurement). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1 – unadjusted quoted prices in active markets for identical investments

Level 2 – other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Notes to Portfolio of Investments (continued)

(b)	Securities Valuation (continued)

Level 3 – significant unobservable inputs (including the Partnership’s own assumptions in determining the fair value of investments)

For Level 1 inputs, the Partnership uses unadjusted quoted prices in active markets for assets and liabilities with sufficient frequency and volume to provide pricing information as the most reliable evidence of fair value. The Partnership’s Level 2 valuation techniques include inputs other than quoted prices within Level 1 that are observable for an asset or liability, either directly or indirectly. Level 2 observable inputs may include quoted prices for similar assets and liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active in which there are few transactions, the prices are not current, or price quotations vary substantially over time or among market participants. Inputs that are observable for the asset or liability in Level 2 include factors such as interest rates, yield curves, prepayment speeds, credit risks, and default rates for similar liabilities. For Level 3 valuation techniques, the Partnership uses unobservable inputs that reflect assumptions market participants would be expected to use in pricing the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available under the circumstances.

The inputs of methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The following is a summary of the inputs used as of October 31, 2014 in valuing the Partnership’s investments carried at fair value:

	Level 1	Level 2	Level 3	Total
Investments in Infrastructure Securities
Common Stocks
Australia	$1,179,978	$—	$—	$1,179,978
Canada	236,498	—	—	236,498
France	1,234,819	—	—	1,234,819
Hong Kong	774,193	—	—	774,193
Italy	860,241	—	—	860,241
Japan	873,483	—	—	873,483
Spain	808,173	—	—	808,173
Switzerland	276,833	—	—	276,833
United Kingdom	567,529	—	—	567,529
United States	5,589,399	—	—	5,589,399

Total Common Stocks	12,401,146	—	—	12,401,146

Master Limited Partnerships
United States	2,597,940	—	—	2,597,940

Total Investments in Infrastructure Securities	$14,999,086	$—	$—	$14,999,086

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Notes to Portfolio of Investments (continued)

During the period ended October 31, 2014, there have been no changes to the Partnership’s fair value methodology. There have been no transfers between levels during the period ended October 31, 2014.

(c)	Financial Instruments

The fair value of the Partnership’s assets and liabilities that qualify as financial instruments approximates the carrying amounts presented in the portfolio of investments.

(d)	Investment Transactions

The Partnership records its investment transactions on a trade-date basis. Realized gains and losses on investment transactions are calculated using the specific-identification method. Interest income and expense are recorded on the accrual basis. Dividend income and expense are recorded on the ex-dividend date.

(e)	Foreign Currency

The books and records of the Partnership are maintained in U.S. dollars. Assets and liabilities denominated in foreign currencies are translated at the rates of exchange prevailing at the date of the financial statements. Transactions in foreign currencies are translated at the rates of exchange prevailing at the time of the transaction. Exchange gains and losses on investments are included in the Statements of Operations. The Partnership does not isolate that portion of realized or unrealized gains and losses resulting from changes in the foreign exchange rate from fluctuations arising from changes in the market prices of the investments. These gains and losses are included in net realized and unrealized gains and losses from investments on the Statements of Operations.

Net realized gains and losses on foreign currency transactions represent net foreign exchange gains or losses from foreign currency exchange contracts, disposition of foreign currencies, currency gains or losses realized between trade and settlement dates on investment transactions and the difference between the amount of investment income and foreign withholding taxes recorded on the Partnership’s books and the U.S. equivalents of the amounts actually received or paid. Net unrealized foreign currency gains and losses arise from changes in the value of assets and liabilities (other than investments in securities) at period-end, resulting from changes in the exchange rate.

(f)	Master Limited Partnerships

Entities commonly referred to as “MLPs” are generally organized under state law as limited partnerships or limited liability companies. The Fund intends to primarily invest in MLPs receiving partnership taxation treatment under the Internal Revenue Code of 1986 (the “Code”), and whose interests or “units” are traded on securities exchanges like shares of corporate stock. To be treated as a partnership for U.S. federal income tax purposes, an MLP whose units are traded on a securities exchange must receive at least 90% of its income from qualifying sources such as interest, dividends, real estate rents, gain from the sale or disposition of real property, income and gain from mineral or natural resources activities, income and gain from the transportation or storage of certain fuels, and, in certain circumstances, income and gain from commodities or futures, forwards and options with respect to commodities. Mineral or natural resources activities include exploration, development, production, processing, mining, refining,

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Notes to Portfolio of Investments (continued)

marketing and transportation (including pipelines) of oil and gas, minerals, geothermal energy, fertilizer, timber or industrial source carbon dioxide. An MLP consists of a general partner and limited partners (or in the case of MLPs organized as limited liability companies, a managing member and members). The general partner or managing member typically controls the operations and management of the MLP and has an ownership stake in the partnership. The limited partners or members, through their ownership of limited partner or member interests, provide capital to the entity, are intended to have no role in the operation and management of the entity and receive cash distributions. The MLPs themselves generally do not pay U.S. federal income taxes. Thus, unlike investors in corporate securities, direct MLP investors are generally not subject to double taxation (i.e., corporate level tax and tax on corporate dividends). Currently, most MLPs operate in the energy and/or natural resources sector.

(3)	Cash

Cash is held at the Partnership’s custodian bank.

(4)	Management Fees

At October 31, 2014, management fees totaling $10,634 were payable to the General Partner.

To the extent that, in any fiscal year, the aggregate amount of operating expenses (excluding brokerage fees and commissions, borrowing costs, taxes and extraordinary expenses such as litigation) and management fees exceeds 1.00% of the average monthly net assets of the Partnership, the General Partner shall reimburse the Partnership or reduce the management fee payable in future periods for the excess amount. At October 31, 2014, reimbursements totaling $37,057 were due from the General Partner.

(5)	Income taxes

The Partnership is classified as a partnership for income tax purposes, and therefore, no provision for income taxes has been recorded in these financial statements.

The Partnership may be subject to taxes imposed by countries in which it invests. Such taxes are generally based on income and/or capital gains earned or repatriated. Taxes are accrued and applied to net investment income, net realized gains and net unrealized gain (loss) as such income and/or gains are earned.

The Partnership remains subject to examination by U.S. federal and state jurisdictions, as well as international jurisdictions. Under the respective statute of limitations, tax years beginning in 2013 remain subject to examination by the various tax jurisdictions.

In accordance with U.S. GAAP requirements regarding accounting for uncertainties in taxes, management has determined that the Partnership has no uncertain tax positions at October 31, 2014 that have a material effect on the results of operations or financial position of the Partnership and would not expect any changes to this determination over the next 12 months.

CBRE CLARION GLOBAL LISTED INFRASTRUCTURE FUND, LP

Notes to Portfolio of Investments (continued)

(5)	Income taxes (continued)

The federal tax cost and aggregate gross unrealized appreciation and depreciation on investments held by the Partnership at October 31, 2014 were as follows:

Federal Tax Cost	Aggregate Gross Unrealized Appreciation	Aggregate Gross Unrealized Depreciation	Net Unrealized Appreciation
$13,460,699	$1,725,167	$(186,780)	$1,538,387

(6)	Concentration / Risks

The Partnership concentrates its investments in the infrastructure sector. Because the Partnership concentrates its investments in infrastructure-related securities, the Partnership has greater exposure to adverse economic, regulatory, political, legal, and other conditions or events affecting the issuers of such securities. Additionally, infrastructure-related entities may be subject to regulation by various governmental authorities and may also be affected by governmental regulation of rates charged to customers, service interruption and/or legal challenges due to environmental, operational or other conditions or events and the imposition of special tariffs and changes in tax laws, regulatory policies and accounting standards.

(7)	Subsequent Events

Events or transactions that occur after the portfolio of investments date but before the portfolio of investments are available for issue are categorized as recognized or nonrecognized for financial statement purposes. The General Partner has evaluated subsequent events through November 24, 2014, the date the financial statements were available for issue. Other than as disclosed below, there were no subsequent events requiring disclosure.

The Partnership intends to transfer substantially all of its assets to a newly-formed mutual fund, the State Street Clarion Global Infrastructure & MLP Fund (the “Acquiring Fund”), in exchange for shares of beneficial interest of the Acquiring Fund. The Acquiring Fund has been established as a portfolio series of State Street Institutional Investment Trust, and it is anticipated that the exchange transaction will take place shortly after the Acquiring Fund’s registration statement becomes effective. Immediately following the exchange transaction, the Partnership intends to distribute the Acquiring Fund shares it receives to its partners in complete liquidation of the Partnership.